SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                        SunPower Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Ordinary
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                        867652109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                        December 31, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 867652109                  13G                    Page 1 of 6 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


        Driehaus Capital Management LLC         20-3634295
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware LLC, U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                       0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                      432,794
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                     0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                        580,901
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                580,901
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                6.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                                INVESTMENT ADVISER (IA)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867652109                  13G                    Page  2 of 6 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                                Richard H. Driehaus
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]

--------------------------------------------------------------------------------
3. SEC USE ONLY



--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


                                U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                       28,593
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                      432,794
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                     28,593
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                        580,901
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                609,494
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                6.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


                                Individual (IN) and Control Person (HC)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 867652109                   13G                    Page 3 of 6 Pages



Item 1(a).  Name of Issuer:


                        SunPower Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        430 Indio Way
                        Sunnyvale, California  94086
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

             (i) Driehaus Capital Management LLC
            (ii) Richard H. Driehaus
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

             (i) 25 East Erie Street; Chicago, Illinois 60611
            (ii) 1336 Beltjen Rd.; The Tunick Bldg., St. Thomas, USVI 00802
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

              (i)  Delaware LLC, U.S.A.
             (ii)  U.S.A.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


              Ordinary
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


                867652109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  (i)  [X] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) (ii) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 867652109                   13G                    Page 4 of 6 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         (i) 580,901
        (ii) 609,494
          ----------------------------------------------------------------------

     (b) Percent of class:

         (i) 6.5%
        (ii) 6.9%
          ----------------------------------------------------------------------

     (c) Number of shares as to which Driehaus Capital Management LLC has:

          (i) Sole power to vote or to direct the vote                     0,


          (ii) Shared power to vote or to direct the vote            432,794,


          (iii) Sole power to dispose or to direct the disposition of      0,


        (iv) Shared power to dispose or to direct the disposition of  580,901

         Number of shares as to which Richard H. Driehaus has:

          (i) Sole power to vote or to direct the vote                28,593,


          (ii) Shared power to vote or to direct the vote            432,794,


         (iii) Sole power to dispose or to direct the disposition of   28,593,


        (iv) Shared power to dispose or to direct the disposition of   580,901



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                Not applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

        The shares reported herein by Driehaus Capital Management LLC ("DCM"), are held by numberous clients on a fully discretionary basis in accounts managed by DCM. Securities held in these clients' accounts are included in this report to relfect the fact that DCM may have voting power and dispositive power. To the best of DCM's knowledge, none of the clients whose securities are included in this report have the right to receive dividends or direct the proceeds from the sale of interests relating to more than 5% of the class.

        Richard H. Driehaus, a control person of DCM, is deemed to share beneficial ownership of the shares held in DCM client accounts and has included those shares in this report. Shares reported herein by Mr. Driehaus are also held in account(s) held by him directly, over which Mr. Driehaus has sole voting and dispositive power.

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                Not applicable
          ----------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 867652109                   13G                    Page 4 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                        DRIEHAUS CAPITAL MANAGEMENT LLC

                                                February 14, 2006
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Mary H. Weiss
                                        ----------------------------------------
                                                      (Signature)


                                        Mary H. Weiss/Senior Vice President
                                        ----------------------------------------
                                                      (Name/Title)

                                        RICHARD H. DRIEHAUS

                                                February 14, 2006
                                        ----------------------------------------
                                                        (Date)


                                                /s/ Richard H. Driehaus
                                        ----------------------------------------
                                                      (Signature)




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).